Exhibit 99.1

CLEAR CHANNEL COMMUNICATIONS, INC. ANNOUNCES PROPOSED PRIVATE

OFFERING OF AN ADDITIONAL $750 MILLION OF 9.0% PRIORITY GUARANTEE

NOTES DUE 2021

San Antonio, TX, June 8, 2011. Clear Channel Communications, Inc. (“CCU”) announced today that it intends to offer, subject to market and customary conditions, an additional $750 million in aggregate principal amount of 9.0% priority guarantee notes due 2021 (the “Notes”) in a private offering that is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Notes will have identical terms to, and are expected to be treated as a single class with, the $1.0 billion in aggregate principal amount of 9.0% priority guarantee notes due 2021 issued on February 23, 2011.

The Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior basis by CCU’s parent, Clear Channel Capital I, LLC, and all of CCU’s existing and future domestic wholly-owned restricted subsidiaries. The Notes and the related guarantees will be secured by (1) a lien on (a) the capital stock of CCU and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing certain existing senior notes of CCU), in each case equal in priority to the liens securing the obligations under CCU’s senior secured credit facilities and existing priority guarantee notes and (2) a lien on the accounts receivable and related assets securing CCU’s receivables based credit facility junior in priority to the lien securing CCU’s obligations thereunder.

Of the anticipated proceeds from the issuance of the notes, CCU intends to use (i) $250 million to repay at maturity a portion of CCU’s 5% legacy notes which mature in March 2012 and (ii) the remaining $500 million for general corporate purposes (to replenish cash on hand that CCU previously used to pay legacy notes at maturity on March 15, 2011 and May 15, 2011).

The $500 million of proceeds available for general corporate purposes may be used to repay indebtedness, including repaying indebtedness outstanding under CCU’s revolving credit facilities (without reducing or terminating the associated commitments). In addition, such proceeds may be used in connection with one or more future transactions involving a permanent repayment of a portion of CCU’s senior secured credit facilities as part of CCU’s long-term efforts to optimize its capital structure.

CCU intends to use cash on hand to pay fees and expenses in connection with the offering.

The Notes and related guarantees will be offered only to “qualified institutional buyers” in reliance on the exemption from registration pursuant to Rule 144A under the Securities Act and to persons outside of the United States in compliance with Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release is for informational purposes only and shall not constitute an offer to sell nor the solicitation of an offer to buy the Notes or any other securities. The Notes offering is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful. Any offers of the Notes will be made only by means of a private offering circular.

About Clear Channel Communications

Clear Channel Communications, Inc. is a global media and entertainment company specializing in mobile and on-demand entertainment and information services for local communities and premier opportunities for advertisers. Based in San Antonio, Texas, the company’s businesses include radio and outdoor displays.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on current CCU management expectations. These forward-looking statements include all statements other than those made solely with respect to historical facts. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, whether or not CCU will ultimately offer the Notes or consummate the offering, and if it does, the terms of the Notes and the size, timing and use of proceeds of the offering. Many of the factors that will determine the outcome of the subject matter of this press release are beyond CCU’s ability to control or predict. CCU undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Clear Channel Communications, Inc.

Randy Palmer

Director of Investor Relations

(210) 822-2828

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